FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Relations Contact:
Robert R. Schiller	Michael Fox	James R. Palczynski
President & Chief Operating Officer	President, Corporate Communications Group	Principal
Armor Holdings, Inc.	Integrated Corporate Relations, Inc.	Integrated Corporate Relations, Inc.
904.741.5400	203.682.8218	203.682.8229
www.armorholdings.com	mfox@icrinc.com	jp@icrinc.com

ARMOR HOLDINGS, INC. REPORTS FOURTH QUARTER RESULTS

- 4th Quarter Earnings Per Share of $1.02 -
- 4th Quarter Revenues Increase 77% to $801 Million -
- $821 Million of Funded Sales Orders Were Announced in 4th Quarter -
- $2.7 Billion Funded Backlog as of December 31, 2006 -
- Stewart & Stevenson Integration Continues to Proceed Smoothly and Ahead of Plan -
- Reiterates FY2007 Earnings Per Share Expectation of $4.80 - $5.20 -

Jacksonville, Fla. - January 31, 2007 - Armor Holdings, Inc. (NYSE: AH), a leading manufacturer and distributor of military vehicles, vehicle armor systems and life safety and survivability systems serving military, law enforcement, homeland security and commercial markets, announced today financial results for the fourth quarter and fiscal year ended December 31, 2006.

Fourth Quarter Results

For the fourth quarter ended December 31, 2006, the Company reported revenue of $801 million, an increase of 77%, compared to $453 million in the fourth quarter last year. Net income for the fourth quarter was $38 million or $1.02 per diluted share, versus $38 million or $1.04 per diluted share in the fourth quarter last year. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter increased by 23% to $82 million versus $67 million in the year-ago quarter.

Excluding the impact of the Stewart & Stevenson (“S&S”) acquisition and a number of other operating and non-operating items in both periods, pro forma net income and pro forma diluted earnings per share were $38 million and $1.03 per share, respectively, for the three-months ended December 31, 2006, compared to $39 million and $1.08 per share, respectively, for the prior year period. Following this press release is a reconciliation of net income as reported to pro forma net income, net income as reported to EBITDA and net cash provided by operating activities to free cash flow for the three-months ended December 31, 2006 and 2005.

Robert R. Schiller, President and Chief Operating Officer of Armor Holdings, Inc., commented, “We are pleased to have finished fiscal 2006, a truly transformational year, with a strong fourth quarter performance. We believe our OEM vehicle assembly operations, vehicle armor and safety systems business, individual soldier equipment, law-enforcement products and commercial vehicle armoring businesses are all positioned to continue to show growth and improvements in profitability as we move forward. In the year ahead, we intend to make substantial investments in our capability for design, development and production in each of our major product areas.”

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13386 International Parkway Jacksonville, FL 32218 Tel: 904.741.5400 Fax: 904.741.5403

Mr. Schiller continued, “In addition to the ongoing strong demand for the FMTV and Up-Armored HMMWVs, we are pleased with the many opportunities that are emerging to potentially provide other types of vehicles and to support other organizations with armor components. At the same time, for the long-term, we continue to be excited by our team’s role to develop the next generation of light tactical vehicle, JLTV. We believe that our broad capabilities for all manner of armoring and assembly operations position us well to serve the diverse needs for light and medium tactical wheeled vehicles.”

Internal revenue growth/(decline), which includes increases or decreases in acquired companies’ current quarter revenues since the date of acquisition versus the comparable prior year period, was 31%, including 0.5% impact for foreign currency movements. Internal revenue growth/(decline) by segment, including foreign currency movements, was 39% for the Aerospace & Defense Group, 8% for the Products Group and (3%) for the Mobile Security Division from the same period last year.

•	The Aerospace & Defense Group internal revenue growth was primarily due to higher volumes of HMMWV related business partially offset by a reduction in medium and heavy truck kit business.

•	The Products Group internal revenue growth was primarily due to a large international shipment within our hard armor business and strong sales of law enforcement duty gear.

•	The Mobile Security Division internal revenue decline was the result of a lower level of demand from the Middle East.

The Company’s gross profit margin in the fourth quarter was 17.6% versus 22.5% in the year-ago quarter. This reduction resulted primarily from the acquisition of S&S, which operates at lower average gross margins.

•
The S&S acquisition also impacted the Aerospace & Defense Group’s gross margins, which declined to 14.8% versus 19.5% in the year-ago quarter. However, excluding the impact of the S&S acquisition, the Aerospace & Defense Group’s gross margins would have been 18.8% for the quarter.

•
The Products Group’s gross margins increased to 38.7% versus 36.1% in the year-ago quarter due to a variety of factors, including improved manufacturing processes, better outsourcing and higher capacity utilization.

•	The Mobile Security Division’s gross margins decreased to 18.0% from 20.4% in the same period last year, primarily due to a lower-margin mix of vehicles shipped in the quarter.

The Company's selling, general and administrative expenses as a percentage of revenue decreased to 7.7% versus 7.8% in the year-ago quarter. This improvement was primarily due to the inclusion of the S&S business, which operates with lower average operating expenses as a percentage of revenue. This was partially offset by additional investments in research and development and in sales and marketing, as well as higher legal fees.

Cash flow provided by operating activities for the fourth quarter was $29 million versus $75 million in the year-ago quarter. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was $18 million versus $71 million in the same period last year. The decrease in free cash flow was primarily due to an increase in working capital necessary to support a 42% increase in fourth quarter revenues over third quarter, and an increased investment in capital expenditures.
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Year-to-Date Results

For the fiscal year ended December 31, 2006, the Company reported revenue of $2,361 million, an increase of 44%, compared to $1,637 million in the fiscal year ended December 31, 2005. Net income for the fiscal year ended December 31, 2006, was $135 million, or $3.64 per diluted share, versus $133 million, or $3.70 per diluted share, for the fiscal year ended December 31, 2005. EBITDA for the fiscal year ended December 31, 2006, increased by 19% to $280 million versus $236 million in the year-ago comparable period.

Excluding the impact of the S&S acquisition and a number of other operating and non-operating items in both periods, pro forma net income and pro forma diluted earnings per share were $148 million and $4.00 per share, respectively, for the fiscal year ended December 31, 2006, compared to $144 million and $4.03 per share, respectively, for the comparable period in 2005. Following this press release is a reconciliation of net income as reported to pro forma net income, net income as reported to EBITDA and net cash provided by operating activities to free cash flow for the fiscal year ended December 31, 2006 and 2005.

Internal revenue growth/(decline), which includes increases or decreases in acquired companies’ current year revenues since the date of acquisition versus the comparable prior year period, was 15%, including 0.1% impact for foreign currency movements. Internal revenue growth/(decline) by segment, including foreign currency movements, was 22% for the Aerospace & Defense Group, 5% for the Products Group and (24%) for the Mobile Security Division from the same period last year.

•	The Aerospace & Defense Group internal revenue growth was primarily due to higher volumes of HMMWV related business partially offset by a reduction in medium and heavy truck kit business.

•	The Products Group internal revenue growth was primarily due to stronger sales of domestic soft body armor and increased sales within our law enforcement duty gear and automotive businesses.

•
The Mobile Security Division internal revenue decline was primarily the result of continued issues with the availability of base units to support customer orders and a lower level of demand from the Middle East.

The Company’s gross profit margin for the fiscal year ended December 31, 2006, decreased to 19.6% versus 23.7% in the year-ago level. The reduction in gross margins resulted primarily from the acquisition of S&S, which operates at lower average gross margins.

•
As a result of the S&S acquisition, the Aerospace & Defense Group’s gross margins decreased to 16.3% versus 20.7% in the year-ago level. Excluding the impact of S&S, gross margins declined to 20.0% versus the prior year period.

•
The Products Group’s gross margins increased to 39.4% versus 37.0% in the year-ago level due to select selling price increases, continued expansion of lean manufacturing initiatives, increased utilization of our lower-cost manufacturing plants, and improved outsourcing of externally manufactured products.

•
The Mobile Security Division’s gross margins decreased to 19.0% from 22.7% in the same period last year, primarily due to decreased overhead absorption caused by reduced production through-put, lower demand in the Middle East, and a less profitable sales mix.

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The Company's selling, general and administrative expenses as a percentage of revenue improved to 8.3% versus 8.5% in the year-ago period. This improvement was primarily due to the inclusion of the S&S business, which operates with lower average operating expenses as a percentage of revenue. This was partially offset by additional investments in research and development and in sales and marketing, as well as higher legal fees.

Cash flow provided by operating activities for the fiscal year ended December 31, 2006, was $139 million versus $135 million in the year-ago comparable period. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was $104 million for the fiscal year ended December 31, 2006, versus $119 million in the same period last year.

Balance Sheet

As of December 31, 2006, the Company reported:

•
Cash, cash equivalents, short-term investment securities and equity-based securities of $40 million compared to $500 million at December 31, 2005. Cash equivalents at December 31, 2005 excluded $29 million that was invested in equity-based securities, which was reflected on our balance sheet as a long-term asset in accordance with U.S. GAAP.

•	Total debt (short-term, current portion and long-term) was $767 million at December 31, 2006, compared to $497 million at December 31, 2005.

The aggregate of cash, cash equivalents and short-term investment securities declined and total debt increased during the fiscal year ending December 31, 2006, primarily to fund the acquisition of S&S.

Guidance

The Company anticipates fiscal 2007 financial performance as follows:

•	Revenues of $3.4 billion to $3.6 billion with fully diluted earnings per share of $4.80 to $5.20.

•	2007 integration costs of $0.04 to $0.06 per share.

•	2007 internal research and development expenses of $30 million to $34 million.

•
2007 free cash flow of approximately $100 million, which includes $100 million to $120 million of capital expenditures for expansion of our medium vehicle capacity and a ramp up of our capability to implement LTAS for the FMTV, expanded ballistic materials manufacturing capability and additional capacity for production of the M1151/52 and certain soldier equipage products.

•	First quarter 2007 diluted earnings per share of $1.07 to $1.12.

CONFERENCE CALL SCHEDULED FOR JANUARY 31, 2007, AT 5:00 PM (EASTERN)

There are two ways to participate in the conference call - via teleconference or webcast. You may access the webcast by visiting the Armor Holdings, Inc. website (http://www.armorholdings.com); listen by selecting Investor Relations and clicking on the microphone.

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Via telephone, the dial-in number is 1-877-260-8897 for domestic callers or 1-612-332-1213 for international callers. There is no passcode required for this call. There will be a question/answer session at the end of the conference call, at which point only securities analysts will be able to ask questions. However, all callers will be able to listen to the questions and answers during this period.

An archived copy of the call will be available via replay at 1-800-475-6701 - access code 860954 for domestic callers, or 1-320-365-3844 - access code 860954 for international callers. The teleconference replay will be available beginning at 12:00 a.m. on Thursday, February 1st, and ending at 11:59 p.m. on Wednesday, February 7th.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., pro forma net income, pro forma earnings per share, EBITDA and free cash flow, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, to the nearest GAAP measures, a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results.

About Armor Holdings
Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at http://www.armorholdings.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the “Risk Factors” section of the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-3, its latest annual report on Form 10-K and amendments thereto and most recently filed Forms 8-K and 10-Q.

All references to earnings per share amounts in this press release are on a fully diluted basis.

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ARMOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
REVENUES:

Aerospace & Defense	$678,635	$339,232	$1,930,359	$1,213,113
Products	90,207	80,699	324,214	284,363
Mobile Security	31,871	32,728	106,311	139,454
Total revenues	800,713	452,659	2,360,884	1,636,930
COSTS AND EXPENSES:
Cost of revenues	659,506	350,863	1,897,682	1,248,596
Selling, general and administrative expenses	61,670	35,231	196,659	139,304
Cost of vest exchange program	650	500	3,600	19,900
Amortization	8,061	2,410	22,484	8,627
Integration	1,251	1,362	2,508	3,669
Other charges	-	1,200	(1,530)	1,200

OPERATING INCOME	69,575	61,093	239,481	215,634

Interest expense, net	10,471	1,143	30,155	6,281
Other income, net	(1,786)	(685)	(5,012)	(4,025)

INCOME BEFORE PROVISION FOR INCOME TAXES	60,890	60,635	214,338	213,378
PROVISION FOR INCOME TAXES	23,077	23,052	79,776	80,868
NET INCOME	$37,813	$37,583	$134,562	$132,510

BASIC EARNINGS PER SHARE	$1.06	$1.07	$3.80	$3.83

DILUTED EARNINGS PER SHARE	$1.02	$1.04	$3.64	$3.70

WEIGHTED AVERAGE SHARES - DILUTED	36,983	36,243	37,018	35,822

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ARMOR HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income as Reported to EBITDA
(Unaudited)

(in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net income	$37,813	$37,583	$134,562	$132,510

Plus: Provision for income taxes	23,077	23,052	79,776	80,868

Less: Other income, net	(1,786)	(685)	(5,012)	(4,025)

Plus: Interest expense, net	10,471	1,143	30,155	6,281

Operating income	69,575	61,093	239,481	215,634

Plus: Amortization (Note A)	8,061	2,410	22,484	8,627

Plus: Depreciation	4,595	3,420	17,746	11,779

EBITDA (Note B)	$82,231	$66,923	$279,711	$236,040

Note A:	Amortization for acquired intangibles with finite useful lives.

Note B:
EBITDA, which represents the results from operations before interest, other (income) expense, income taxes, and depreciation and amortization, is presented in the earnings release because our credit facility and the trust indentures under which our $150 million 8.25% Senior Subordinated Notes maturing in 2013 and our $345 million 2% Senior Subordinated Convertible Notes maturing in 2024, unless earlier converted, redeemed or repurchased, are issued, contain financial covenants that, generally, are based, in part, on EBITDA. Additionally, management believes that EBITDA, as defined above, is a common alternative to measure value and performance. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)

(in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Net cash provided by operating activities	$28,668	$75,398	$138,531	$134,875

Less: Purchase of property and equipment	(10,872)	(4,538)	(34,049)	(15,593)

Free cash flow (Note C)	$17,796	$70,860	$104,482	$119,282

Note C:
Free cash flow, which represents net cash provided by operating activities less purchase of property and equipment, is presented in the earnings release because management believes that free cash flow is a common alternative to measure liquidity. Management considers the purchase of property and equipment to be a normal and recurring expenditure. By deducting the purchase of property and equipment from net cash provided by operations, management believes this measure provides a more thorough measurement of operating cash flow. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.

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ARMOR HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income as Reported to Pro Forma Net Income (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	December 31, 2006	Diluted EPS	December 31, 2005	Diluted EPS	December 31, 2006	Diluted EPS	December 31, 2005	Diluted EPS

Net income	$37,813	$1.02	$37,583	$1.04	$134,562	$3.64	$132,510	$3.70

S&S Impact (net of tax);
Operating (income) loss before amortization and interest	(11,147)		-	-	(14,071)		-	-
Additional amortization	3,359		-	-	7,990		-	-
Related interest expense, net	3,658		-	-	8,624		-	-
Foregone interest income on cash used in S&S acquisition	3,649		-	-	8,659		-	-
Subtotal S&S Impact	(481)	(0.01)	-	-	11,202	0.30	-	-

Integration (net of tax);	776	0.02	846	0.02	1,557	0.04	2,280	0.06

Write-off of loan costs on convertible debentures (net of tax)	-	-	-	-	3,109	0.08	-	-

Cost of vest exchange, (net of tax)	404	0.01	310	0.01	2,236	0.07	12,367	0.35

Legal Settlement (net of tax);	(932)	(0.03)	-	-	(932)	(0.03)	-	-

Write-off of high yield loan fees (net of tax);	675	0.02			675	0.02

Non operating asset write-off	-	-	-	-	-	-	1,890	0.05

Gain on sale of land	-	-	-	-	(2,206)	(0.06)	-	-

Export fine accrual/(reversal)	-	-	1,200	0.03	(1,530)	(0.04)	1,200	0.03

Put options gains	-	-	(857)	(0.02)	(710)	(0.02)	(5,905)	(0.16)

Pro forma net income (Note D)	$38,255	$1.03	$39,082	$1.08	$147,963	$4.00	$144,342	$4.03

Weighted average diluted shares	36,983		36,243		37,018		35,822

Note D:
The Company believes that presentation of pro forma net income provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations.

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Gross Profit by Business Segment
(Unaudited)

(in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Aerospace & Defense	$100,574	$66,030	$315,187	$251,482
Products	34,885	29,101	127,774	105,210
Mobile Security	5,748	6,665	20,241	31,642
Total gross profit	$141,207	$101,796	$463,202	$388,334

Gross Profit Percentage by Business Segment
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Aerospace & Defense	14.8%	19.5%	16.3%	20.7%
Products	38.7%	36.1%	39.4%	37.0%
Mobile Security	18.0%	20.4%	19.0%	22.7%
Total gross profit percent	17.6%	22.5%	19.6%	23.7%

Operating Income/(Loss) by Business Segment
(Unaudited)

(in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Aerospace & Defense	$65,452	$53,651	$221,718	$208,338
Products	13,619	11,260	48,355	22,861
Mobile Security	3,824	592	5,518	14,066
Corporate	(13,320)	(4,410)	(36,110)	(29,631)
Total operating income	$69,575	$61,093	$239,481	$215,634

Depreciation/Amortization by Business Segment
(Unaudited)

(in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Aerospace & Defense	$9,824	$3,061	$29,389	$10,402
Products	1,889	1,824	7,242	6,399
Mobile Security	732	728	2,740	2,749
Corporate	211	217	859	856
Total depreciation/amortization	$12,656	$5,830	$40,230	$20,406

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Capital Expenditures by Business Segment
(Unaudited)

(in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

Aerospace & Defense	$9,312	$2,130	$26,792	$6,878
Products	1,227	1,157	3,677	4,118
Mobile Security	213	898	2,090	2,290
Corporate	120	354	1,490	2,307
Total capital expenditures	$10,872	$4,539	$34,049	$15,593

Net Working Capital by Business Segment
(Unaudited)

Days Sales Outstanding
	December 31, 2006	December 31, 2005

Aerospace & Defense	37	42
Products	52	49
Mobile Security	41	42
Total (Note E)	39	43

Note E:	Days Sales Outstanding are calculated as follows:

    Net Receivables at period end
Current period net sales / 91.5 days

Inventory Turns
	December 31, 2006	December 31, 2005

Aerospace & Defense	10.4	8.7
Products	3.6	3.5
Mobile Security	3.5	3.8
Total (Note F)	8.4	6.7

Note F:	Inventory Turns are calculated as follows:

Current quarter cost of sales *4
  Net Inventory at period end

Full Year Guidance
2007 Revenue and Gross Profit Estimates by Business Segment
(Unaudited)

(in thousands)
	Revenue	Gross Profit %
Aerospace & Defense	$2,900,000 - $3,000,000	14% - 16%
Products	$350,000 - $400,000	39% - 41%
Mobile Security	$125,000 - $150,000	20% - 22%

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